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TESSERA TECHNOLOGIES, INC.
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STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
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STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD
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Starboard Value LP (“Starboard Value LP”), together with the other participants named herein, intends to make a preliminary filing with the Securities and Exchange Commission of a proxy statement and accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

On February 19, 2013, Starboard Value LP issued the following press release:

STARBOARD DELIVERS LETTER TO TESSERA TECHNOLOGIES BOARD

Highlights Serious Concerns and Frustration with Company's Severe Underperformance and Commitment to Status Quo

Outlines Tessera’s Dismal Financial Performance, Including Analysis of Severe Losses in DigitalOptics Business Despite over $500 Million of Investment Since 2005

 Demonstrates How Company-Wide Expenses Have Ballooned, Revenues Have Declined, and Operating Income has Plummeted

Believes there are Specific and Actionable Opportunities to Unlock Value for the Benefit of all Tessera Shareholders

Has Nominated a Slate of Highly Qualified Candidates for Election at the 2013 Annual Meeting

New York, NY – February 19, 2013 – Starboard Value LP (together with its affiliates, “Starboard”), one of the largest shareholders of Tessera Technologies, Inc. (“Tessera” or the “Company”) (NasdaqGS:TSRA) with approximately 6.7% of the outstanding common stock of the Company, today announced that it has delivered a letter to the Company’s Board of Directors, the full text of which is included below.  Previously, on December 21, 2012, Starboard nominated a slate of highly qualified candidates for election to the Tessera Board at the Company’s 2013 Annual Meeting.

In today’s letter to the Tessera Board, Starboard outlines its thoughts and concerns about the Company’s past underperformance and current strategy, as well as Starboard’s views on the steps required to unlock value for the benefit of all Tessera shareholders. Specifically, Starboard highlights the following:

On Tessera’s Historical Underperformance

•	Tessera’s shares have dramatically underperformed the NASDAQ Composite Index, the PHLX Semiconductor Index, and all three of the Company’s Proxy Peer Groups over almost any measurement period.

•	Over the past five years alone, Tessera’s shares have lost more than half their value, while the NASDAQ, the PHLX, and the Peer Groups have generated material gains.

•
From 2009 to 2012, Tessera’s revenue has declined 22%, or $65.4 million, while total operating expenses have actually increased 40%, or $65.7 million, resulting in a massive decline in operating income of $154.5 million over the same time period.

On the Dismal Performance of Tessera’s DigitalOptics Corporation Business (“DOC”)

•	The Company’s strategy of running DOC like a venture capital company, funding investments in early stage technologies with the cash flows it generates from its core IP business, has been unsuccessful.

•
DOC has never been able to achieve sustainable revenue growth and operating losses have mounted over the years due to increasing operating expenses.  In fact, DOC operating losses of $86.0 million in 2012 are more than double what the business lost four years earlier in 2008.

•
Perhaps even more worrisome than the continued failures of, and massive losses from, DOC, is the steadfast and irresponsible commitment of the Company’s management team and Board to the “all-in” strategy for this business at the expense of shareholders.  Under the leadership of three different CEOs since 2007, including current CEO Bob Young, the Company has made commitments regarding DOC, as outlined in more detail in the letter, that management has repeatedly failed to achieve.

•
Starboard’s analysis in the letter demonstrates that even if DOC’s MEMS camera module business, its latest focus in this segment, is ultimately “successful,” the cost of achieving such “success” may be an additional $200 million of shareholder capital.

•
The one Wall Street research analyst who continues to cover Tessera is currently forecasting additional operating losses in DOC of approximately $130 million over the next two years, and this is using what Starboard believes to be very aggressive revenue assumptions.

On Tessera’s Intellectual Property Business (“IP”)

•	Although currently profitable, the financial performance and profit margins of the Company’s IP business have deteriorated substantially over the past few years.

•
Tessera’s profit margins are far below the profit margins of other intellectual property licensing companies with similar business models.  For example, over the last twelve months, the Company generated estimated segment EBITDA margins of only 34.4%, far below its closest peers that generated EBITDA margins in excess of 70%.

•
Starboard believes Tessera should be a patent licensing entity that leverages its strong patent position to become a premier platform for the assertion and monetization of intellectual property assets, as opposed to a technology design and innovation company spending over $30 million per year on research and development and utilizing a substantial sales force to effectively “sell” their technology to potential customers.

•
Erich Spangenberg, Founder & CEO of IP Navigation Group, LLC, a leading full-service patent monetization firm, had the following to say after assessing publicly available information on Tessera’s patent assets:

“There are more effective strategies we believe Tessera could deploy to realize enhanced intellectual property revenues.  Current management appears focused on something other than maximizing monetization of revenues for its core IP patent portfolios and, as a result, is missing the opportunity to realize hundreds of millions of dollars of additional revenue.”

On Starboard’s Board Nominations and Actions Required to Unlock Value

•	In order to unlock value for the benefit of all Tessera shareholders, Starboard believes Tessera must:

•	Significantly reduce costs throughout the entire organization;

•
Implement near-term performance hurdles for DigitalOptics Corporation and evaluate strategies to mitigate the mounting losses, including considering alternative structures or partnerships for this business;

•	Reduce costs and focus on identifying and executing on incremental opportunities to drive additional revenue in the IP business; and

•	Return significant capital to shareholders.

•	Starboard does not believe the Board is providing adequate oversight or holding management accountable for dismal performance.

•
Starboard has nominated a highly qualified slate of directors for election at the 2013 Annual Meeting and strongly believes that change is required to ensure that Tessera is run with the best interest of all shareholders as the primary objective.

•	Starboard has made significant efforts to communicate constructively with management and the Board in the past, but every attempt to do so has been unfruitful.

•	Starboard is absolutely committed to making sure that the best interests of all shareholders are represented on the Board.

The full text of the letter to the Board follows:

February 19, 2013
Members of the Board of Directors of Tessera Technologies
Tessera Technologies Inc.
3025 Orchard Parkway
San Jose, CA 95134

Dear Members of the Board,

Starboard Value LP, together with its affiliates (“Starboard”), currently owns approximately 6.7% of the outstanding common shares of Tessera Technologies, Inc. (“Tessera” or the “Company”), making us one of the Company’s largest shareholders.  By way of background, Starboard is an investment management firm that seeks to invest in undervalued and underperforming public companies.  Our approach to such investments is to actively engage and work closely with management teams and boards of directors in a constructive manner to identify and execute on opportunities to unlock value for the benefit of all shareholders.  Our principals and investment team have extensive experience and a successful track record of enhancing value at portfolio companies through a combination of strategic refocusing, improved operational execution, more efficient capital allocation, and stronger management focus.

Over the past few years, we have built significant expertise in intellectual property related companies and have helped play a role in several key transactions that have reshaped the industry and created value for the benefit of shareholders.  In 2012 alone, we had active investments in AOL Inc. (“AOL”), MIPS Technologies, Inc. (“MIPS”), and Unwired Planet, Inc. (“UPIP”).  In each of these situations, we identified companies where there was significant value in the intellectual property that was not being recognized by the market and pressed for these companies to take steps to realize the value of these assets.

In the case of AOL, we highlighted the value of the company's intellectual property portfolio and urged the company to explore opportunities to monetize these assets.  Subsequently, on April 9, 2012, AOL announced the sale of a substantial portion of its portfolio to Microsoft for $1.056 billion and the stock price increased 43.3% on that day alone.  In the case of MIPS, we took action to make changes to the board of directors and advised the company to explore strategic options to separate the operating business from the intellectual property assets.  On November 5, 2012, MIPS announced a two-part transaction which included the sale of the operating business and the intellectual property assets to two separate entities.  From August 21, 2011, the day prior to Starboard’s 13D filing, to February 7, 2013, when the transaction closed, MIPS’ stock price increased 85.4%.  In the case of Unwired Planet (f/k/a Openwave), we: (i) made significant changes to the board of directors, including my appointment as Chairman of the Board; (ii) replaced management, including a new CEO; (iii) exited the company’s failing product businesses; and (iv) completed an industry changing transaction with Ericsson that resulted in Ericsson contributing 2,185 US and international patents and patent applications to Unwired Planet's existing portfolio of 200 patent assets.

Likewise, we believe there is significant value to be realized at Tessera.  However, we are concerned that management and the Board of Directors (the “Board”) are not taking appropriate actions to address the perennial underperformance of the Company.  In this letter, we have highlighted our thoughts and concerns about the Company's past underperformance and current strategy, as well as our views on steps that should be taken in order to unlock value for the benefit of all Tessera shareholders. Specifically, we believe Tessera must:

•	Significantly reduce costs throughout the entire organization;

•
Implement near-term performance hurdles for DigitalOptics Corporation and evaluate strategies to mitigate the mounting losses, including considering alternative structures or partnerships for this business;

•	Reduce costs and focus on identifying and executing on incremental opportunities to drive additional revenue in the Intellectual Property business; and

•	Return significant capital to shareholders.

As one of the Company’s largest shareholders, our interests are directly aligned with the interests of all shareholders.  We have nominated a highly qualified slate of directors for election at the 2013 Annual Meeting and strongly believe that significant change is required to ensure that Tessera is run with the best interest of all shareholders as the primary objective.

Performance

Tessera’s shares have dramatically underperformed the NASDAQ Composite Index, the PHLX Semiconductor Index, and all three of the Company’s Proxy Peer Groups over almost any measurement period.  Over the past five years alone, Tessera’s shares have lost more than half their value, while the NASDAQ, the PHLX, and the Peer Groups have generated material gains.  Tessera’s dismal absolute and relative stock price performance clearly demonstrates shareholders’ extreme frustration with the current performance and future direction of the Company.

Total Shareholder Return (1)
	1 Year	3 Year	5 Year

NASDAQ Composite Index	9.5%	46.2%	37.5%
PHLX Semiconductor Index	0.5%	28.4%	23.0%
High-Tech Peer Group (2)	3.7%	66.5%	85.5%
Intellectual Property Peer Group (3)	-2.8%	74.4%	81.2%
DigitalOptics Peer Group (4)	-11.1%	41.5%	3.3%

Tessera Technologies Inc.	-9.3%	-5.6%	-57.0%
Underperformance vs. NASDAQ	-18.7%	-51.8%	-94.4%
Underperformance vs. PHLX	-9.7%	-34.0%	-80.0%
Underperformance vs. High-Tech Peers	-12.9%	-72.1%	-142.4%
Underperformance vs. IP Peers	-6.5%	-80.0%	-138.1%
Underperformance vs DOC Peers	1.8%	-47.1%	-60.2%

(1) Total returns for all periods include dividends, and performance is measured as of February 15, 2013.
(2) High-Tech Peer Group sourced from TSRA 2012 proxy and includes: ACTG, ADVS, CYMI, EFII, ENTR, IGTE, XXIA, IXYS, JCOM, LTXC, MCRL, MPWR, NANO, NEWP, POWI, QLGC, SMTC, SIMG, STEC, SYNA, TIVO, UTEK, VCLK, VLTR, WBSN.
(3) Intellectual Property Peer Group sourced from TSRA 2012 proxy and includes: ACTG, CEVA, DLB, DTSI, ELNK, IDCC, MOSY, PDFS, RMBS, RPXC, PANL, WIN CN.
(4) DigitalOptics Peer Group sourced from TSRA 2012 proxy and includes: COHR, INFN, IMMR, MEMS, MVIS, OVTI, PANL.

We believe the primary reason for Tessera’s long-term stock price underperformance is the continued deterioration of the Company’s consolidated financial performance.  From 2009 to 2012, Tessera’s revenue has declined 22%, or $65.4 million, while total operating expenses have actually increased 40%, or $65.7 million.  This has resulted in a massive decline in operating income of $154.5 million over the same time period.  In fact, the Company actually generated operating losses of $36.8 million in 2012.

Consolidated Financial Performance		($ in millions)

FYE December	2009	2012	Change

Revenue	$299.4	$234.0	$(65.4)

Gross Profit	282.5	193.7	(88.8)

Operating Expenses:
R&D	65.9	100.5	34.6
Litigation	26.1	33.3	7.2
SG&A	30.4	50.0	19.6
Corporate	42.4	46.7	4.3
Total Operating Expenses	164.8	230.5	65.7

Operating Income / (Loss) (1)	$117.6	$(36.8)	$(154.5)

Source: Company filings.
(1) Operating income / (loss) excludes $2.5 million of restructuring charges in 2012.

Further, an analysis of the Company’s two business segments, Intellectual Property (“IP”) and DigitalOptics Corporation (“DOC”), reveals that DOC has been the primary driver of the Company’s poor operating performance.  As indicated in the table below, DOC generated segment operating losses of $86.0 million in 2012.  After including an allocation for corporate overhead to DOC, these losses would be even greater.

Business Segment Financial Performance, 2012 (1)			($ in millions)

FYE December	IP	DOC	Corporate	Total

Revenue	$192.9	$41.1		$234.0

Gross Profit	192.2	1.5		193.7

Operating Expenses:
R&D	(31.6)	(68.9)		(100.5)
SG&A	(31.4)	(18.6)		(50.0)
Litigation	(33.3)	0.0		(33.3)
Total Operating Expenses	(96.3)	(87.4)	(46.7)	(230.5)

Operating Income / (Loss) (2)	$95.9	$(86.0)	$(46.7)	$(36.8)

Source: Company filings.
(1) The Company reported consolidated operating losses of $36.8 million and DOC operating losses of $86.0 million, excluding $2.5 million of restructuring charges, in 2012. Individual segment expense items include Starboard estimates for the fourth quarter of 2012 given that the Company's 10-K with detailed segment financials has not yet been filed.

(2) Operating income / (loss) excludes $2.5 million of restructuring charges in 2012.

These statistics are alarming.  While revenues have declined, expenses have ballooned, resulting in a massive reduction in operating income.  In light of this, it is not surprising that Tessera’s stock price has underperformed over almost any time period.

DigitalOptics Corporation (“DOC”)

DOC designs and develops, and is attempting to manufacture, solutions for miniaturized camera modules that are used in consumer electronics products.  Although Tessera has invested in a number of different technologies within DOC over the years, the latest focus has been to develop, manufacture, and sell Micro Electro Mechanical Systems (“MEMS”) auto-focus actuators and whole camera modules to mobile handset original equipment manufacturers (“OEMs”).  Thus far this initiative has followed in the footsteps of prior DOC investments and has not achieved the desired results.

Failed Investments and Poor Performance

Tessera has a long history of running DOC like a venture capital company, funding investments in early stage technologies with the cash flows it generates from its core IP business.  However, the Company’s strategy has not been successful.  As shown in the table below, total losses and investments in DOC have amounted to at least $518.5 million, or $9.93 per share, since 2005.

DOC Segment Financials						($ in million)

FYE December	2005-2007	2008	2009	2010	2011	2012 (1)	Cumulative

Revenue		$33.7	$29.7	$37.4	$41.2	$41.1	$183.1

Gross Profit		20.8	13.1	16.0	20.3	1.5	71.7

Operating Expenses:
R&D		(40.2)	(40.7)	(50.1)	(47.2)	(68.9)	(247.1)
SG&A		(16.0)	(21.5)	(22.5)	(19.0)	(18.6)	(97.5)
Total Operating Expenses		(56.2)	(62.2)	(72.6)	(66.2)	(87.4)	(344.6)

Segment Operating Loss (2)	NA	$(35.4)	$(49.0)	$(56.6)	$(45.9)	$(86.0)	$(272.9)

Acquisitions (3)	(110.5)	(33.7)	(6.0)	(15.0)	0.0	(28.0)	(193.2)
Capital Expenditures (4)	NA	NA	NA	NA	NA	(52.4)	(52.4)

Total Losses & Investment in DOC							$(518.5)

Source: Company filings.
(1) The Company reported DOC operating losses of $86.0 million, excluding $2.5 million of restructuring charges, in 2012. Individual segment expense items include Starboard estimates for 4Q12 given that the Company's 10-K with detailed segment financials has not yet been filed.

(2) Segment operating loss excludes an allocation of corporate overhead as well as non-recurring items.
(3) Company filings and event transcripts.
(4) Form 8-K filed on Feburary 7, 2013.

DOC has never been able to achieve sustainable revenue growth and operating losses have mounted over the years due to increasing operating expenses.  In fact, DOC operating losses of $86.0 million in 2012 are more than double what the business lost four years earlier in 2008.

Long Track Record of Failed Commitments

Perhaps even more worrisome than the continued failures of, and massive losses from, DOC, is the steadfast and irresponsible commitment of the Company’s management team and Board to the “all-in” strategy for this business at the expense of shareholders.  For perspective, under the leadership of three different CEOs since 2007, including current CEO Bob Young, the Company has made commitments regarding DOC that it has repeatedly failed to achieve.

Through 2007 and 2008, former CEO Bruce McWilliams remained confident in his $100 million revenue goal for DOC1 by 2010:

“Consumer optics represents a long-term growth opportunity for Tessera and we believe we are on track for $100 million in total revenue from this exciting business area in 2010.”
– 4Q06 earnings call, 1/31/07

After Hank Nothhaft became CEO in 2008, he acknowledged that $100 million of DOC revenue in 2010 was a “stretch goal” and later moved the goal posts out by one year from 2010 to 2011:

“We are one of the leading technology licensing and innovation providers in the imaging and optics field. And we remain confident in our goal for $100 million in revenue in total Imaging & Optics by 2011.” – 1Q09 earnings call transcript, 4/30/09

1 DigitalOptics Corporation was previously called the Imaging and Optics division

However, Tessera fell extremely short of its goals, having generated DOC revenue of only $37.4 million in 2010 and $41.2 million in 2011.

In May 2011, Bob Young, who was a seed investor in Tessera in 1990 and joined the Board in 1991, became CEO of the Company.  Just one month earlier in April 2011, the Company announced that it was exploring multiple alternatives for a possible separation of its DOC business, including a potential spin-off transaction.  Later that year, CEO Bob Young explained that the reason Tessera was exploring a possible separation was that its two business segments, IP and DOC, did not belong together, given the serious conflict that exists between them:

“Well, it became clearer and clearer as we were building this new business in Digital Optics that it is not just a very different business than the patent licensing business, but an incompatible business because some of the largest consumers of our software for image processing on handheld devices or whether it's the lenses or the cameras or whatever; our people that, on the licensing side, you might have actually litigation with on patent enforcement. And we felt that you really can't have two businesses where you're suing your largest customer, right?” – Pacific Crest Technology Conference, 8/9/11

Bob Young also shared an expected time frame for the separation transaction to occur:

“Well, I stated in June at the Cowen Conference that I felt that the process was in the 12 months plus or minus, probably plus timeframe.” – 2Q11 earnings call transcript, 7/28/11

At the start of 2012, under pressure from Starboard after we privately nominated directors in December 2011 in advance of the 2012 Annual Meeting, Bob Young began to make additional commitments to shareholders.  Specifically, he stated that DOC would: (i) announce a design win for its MEMS auto-focus technology from a Tier One OEM in the first half of 2012; (ii) generate MEMS auto-focus revenue in the fourth quarter of 2012; and (iii) become profitable in the fourth quarter of 2013.  However, the Company has failed to deliver to shareholders on all three of these commitments.  Most recently, Bob Young explained why DOC will not achieve its target for profitability by the fourth quarter of 2013:

“We had previously targeted the fourth quarter of 2013 as a goal for operating breakeven in the DOC business, but the unpredictability of this revenue ramp along with associated yields and costs have led us to defer this target.” – 4Q12 earnings call, 2/7/13

Further, in January 2013, Bob Young explained why DOC is still not a separate entity, even six months later than the expected timeframe he had previously shared:

“There is not a lot of synergy between these two businesses. They should be on their own. It's dependent upon DOC being able to stand on her own.  I mean right now, they wouldn't look very good as a public company.” – Needham Conference transcript, 1/15/13

Tessera has identified that IP and DOC should be separated because there is a serious conflict between the two businesses.  Specifically, the IP segment may actually litigate against companies that are customers of the DOC business.  Despite recognizing this conflict, the Company has still chosen to invest aggressively in its DOC business with the hope of separating it from the IP business.  However, the Company has been unable to separate DOC because the business has been unsuccessful.  In fact, the Company has fallen down on nearly every commitment it has made to shareholders regarding the DOC business since at least 2007.  Further, operating losses and investments in DOC have amounted to a massive $518.5 million or more since 2005.  Even worse, the Company has acknowledged that the DOC business is potentially damaging to the core IP business.

Even so, recent actions demonstrate that management and the Board remain committed to their status quo strategy for DOC.  In fact, in October 2012, the Board amended Bob Young’s compensation arrangement so that the equity component of his 2012 compensation is contingent upon the successful completion of a spin-off of the DOC business on or before March 31, 2015, more than two full years from now and almost four years from the initial commitment to separate the businesses.2

The MEMS Camera Module Operating Model

Based on our analysis, even if DOC is successful in growing revenue in its MEMS camera module business, we are extremely concerned that DOC will continue to burn large amounts of cash for years to come.  The analysis below demonstrates that even if DOC’s MEMS camera module business is ultimately “successful,” the cost of achieving such “success” may be an additional $200 million of shareholder capital.

During 2012, we estimate that DOC had operating expenses of $87.4 million and capital expenditures of $52.4 million, including the build out of a $30 million lens manufacturing facility.  The Company also spent $28 million to acquire certain camera module manufacturing assets of Vista Point Technologies.  Combined, total DOC expenses were approximately $167.8 million and we estimate DOC burned approximately $132.4 million of cash.3  In reaction to these extremely poor results, Tessera recently committed to reducing costs in DOC by between $15 million and $18 million.  If achieved, these savings would result in DOC operating expenses of between $70.9 million and $94.4 million in 2013 and beyond.

The Company also recently disclosed its expectations for gross margins in DOC’s MEMS camera module business.  These comments came after CEO Bob Young disclosed that DOC was having trouble with manufacturing yields and that current yields were lower than 40%, far below the 80%-90% range required for volume manufacturing.  Specifically, as part of its fourth quarter 2012 prepared remarks, the Company made the following statement regarding its expectations for the gross margin ramp of its MEMS camera module business within its DOC segment:

“Gross margins in 2013 will be low… medium term4, we expect gross margins in the 20% to 25% range, and longer term we are targeting gross margins of between 30% to 35%....” – 4Q12 earnings prepared remarks, 8-K filed on February 7, 2012

Although it is difficult to model or forecast DOC financial performance given very limited disclosure, the one Wall Street research analyst who continues to cover Tessera is currently forecasting additional operating losses in DOC of approximately $130 million over the next two years.5  This forecast relies on what we believe to be very aggressive revenue assumptions.

2 Press release filed on October 4, 2012.
3 Calculated as $86.0 million of DOC operating losses plus estimated segment depreciation and amortization of $34.0 million less $52.4 million of segment capital expenditures and acquisitions of $28.0 million.
4 The timeframe of “medium term” was clarified to mean “the next several years” during the Company’s fourth quarter 2012 earnings call on February 7, 2013.
5 Bank of America Merrill Lynch financial model.

As shown in the theoretical breakeven analysis below, which we are skeptical is even achievable, even if DOC’s MEMS camera module business achieved 20% gross margins in three years and generated enough revenue to breakeven in the fourth year, DOC would still lose $193.5 million of operating income over the next three years.  This would require DOC’s camera module business to achieve annual revenues of $382.2 million in four years from zero today, which seems highly unrealistic.

Theoretical Breakeven Analysis for DOC's MEMS Camera Module Business (1)							($ in millions)

FYE December	2013	e	2014	e	2015	e	2016	e	Cumulative

Revenue	$14.0		$70.0		$168.0		$377.7

Gross Margin %	5.0%		10.0%		20.0%		25.0%

Gross Profit	$0.7		$7.0		$33.6		$94.4

Operating Expenses (2)	$(70.9)		$(78.0)		$(85.8)		$(94.4)

Operating Income / (Losses)	$(70.2)		$(71.0)		$(52.2)		$0.0		$(193.5)

Source: Company 10-Ks and 10-Qs.
(1) Starboard does not endorse these figures.
(2) Assumes $16.5M of segment opex reduction in 2013, representing the midpoint of the $15-18 million expense savings actions the Company announced on November 14. 2012, followed by segment opex increases of 10% per year from 2014 to 2016 as revenue ramps.

Continued losses of this magnitude in the DOC business are unacceptable.  The business model as currently contemplated is flawed.  Expenses are excessive, revenue commitments have been too aggressive, and losses continue to mount with no end in sight.

Despite management’s assertions that all is well in DOC, the business unit has also been plagued with a revolving door of general managers.  Within the past three years, DOC has had four different general managers. On September 4, 2012, Tessera announced that Dr. Bob Roohparvar was departing the Company less than 18 months after he joined.  His departure cost shareholders close to $950,000 in cash severance, and $1 million when taking into account Dr. Roohparvar’s post-departure consulting arrangement with the Company.  On February 7, 2013, Tessera announced the hiring of John Thode to lead DOC.  Although we have not had a chance to meet or speak with Mr. Thode, we note that he was most recently employed at McAfee, Inc., a provider of security software solutions, a very different business than manufacturing technology components for the smartphone industry.  Mr. Thode was immediately issued restricted stock awards valued at approximately $1.6 million plus 150,000 stock options.

Intellectual Property (“IP”)

Tessera’s IP business licenses packaging technologies to semiconductor companies and outsourced semiconductor assembly and test companies.  The Tessera, Inc. portfolio includes over 550 semiconductor-packaging patents.  The Company’s Invensas Corporation portfolio includes over 725 advanced packaging patents and MoSys circuitry patents.

Although the Company’s IP segment is currently profitable, its financial performance and profit margins have deteriorated substantially over the past few years.  From 2009 to 2012, revenue declined by $76.8 million, or 28.5%, from $269.7 million to $192.9 million while segment operating expenses increased by $39.3 million, or 69.1%, from $56.9 million to $96.2 million.  As a result, segment operating income decreased by a staggering $116.6 million, or 54.9%, from $212.4 million to $95.9 million.  IP segment operating income would be even lower after including an allocation for corporate overhead.

IP Segment Financials			($ in million)

FYE December	2009	2012	$ Change	% Change

Revenue	$269.7	$192.9	$(76.8)	-28.5%
COGS	(0.4)	(0.7)	0.3	72.7%
Gross Profit	269.3	192.2	$(77.1)	-28.6%

Operating Expenses:
R&D	(24.0)	(31.6)	7.7	31.9%
SG&A	(12.6)	(31.4)	18.8	148.9%
Litigation	(20.3)	(33.3)	13.0	64.0%
Total Operating Expenses	(56.9)	(96.3)	39.5	69.4%

Segment Operating Income (1)	$212.4	$95.9	$(116.6)	-54.9%

Source: Company filings.
(1) Segment operating income excludes an allocation of corporate overhead as well as non-recurring items.

Further, Tessera’s profit margins are far below the profit margins of other intellectual property licensing companies with similar business models.  For example, over the last twelve months, despite Tessera’s industry-leading gross margins of 98.6%, the Company generated estimated segment EBITDA margins of only 34.4%, far below its closest peers that generated EBITDA margins in excess of 70%.

Intellectual Property Segment Comparables, LTM			($ in millions)

	Tessera IP	InterDigital	RPX Corp.	Wi-Lan Inc.
	TSRA (1)	IDCC (2)	RPXC	WIN CN (2)

Revenue	$192.9	$652.1	$197.7	$91.0

EBITDA	$66.3	$459.8	$144.9	$65.1
EBITDA Margin	34.4%	70.5%	73.3%	71.5%

Source: Company filings.
(1) Includes Starboard estimates for allocation of corporate overhead and depreciation and amortization.
(2) Figures reflect LTM ended September 30, 2012, since the company has not reported fourth quarter 2012 results.

We believe Tessera has the scale in its IP business to generate EBITDA margins at or above those of its peer group.  In fact, the IP business has generated estimated EBITDA margins in excess of 60% in the past.

In addition to focusing on reduced costs in the IP business, we believe there are significant opportunities to improve the declining revenue trends in this business.  We do not believe Tessera is currently realizing maximum value for its intellectual property or using its resources to the greatest extent possible.  We believe this is in part due to a difference of opinion as to the corporate identity of Tessera.  Currently, management and the Board are operating Tessera as a technology design and innovation company, spending over $30 million per year on research and development and utilizing a substantial sales force to effectively “sell” their technology to potential customers.  It appears the Company only forcefully asserts its patents against infringing parties as an absolute last resort.

We believe Tessera should be a patent licensing entity that leverages its strong patent position to become a premier platform for the assertion and monetization of intellectual property assets.  Tessera should be growing its portfolio of intellectual property through partnerships with other companies and inventors, as well as through smart tuck-in acquisitions of patent portfolios that allow the Company to leverage the platform.  Tessera has the reputation, balance sheet, and wherewithal to become a true leader in the industry.  We have confirmed this thesis through in-depth discussions with several well-known and highly credible industry sources.

On a number of occasions, Starboard has worked with IP Navigation Group, LLC (“IPNav”), a leading full-service patent monetization firm, to assess the value of various patent portfolios, including AOL’s patent portfolio.  In its appraisal of AOL’s patent portfolio, as well as on several other occasions, IPNav has proven credible in estimating the ultimate value of significant portfolios of patent assets and the licensing potential of patent portfolios.  After assessing publicly available information on Tessera’s patent assets, IPNav believes there is significant untapped value that could be realized through more effective licensing strategies.  In fact, Erich Spangenberg, Founder & CEO of IPNav, stated that:

“There are more effective strategies we believe Tessera could deploy to realize enhanced intellectual property revenues.  Current management appears focused on something other than maximizing monetization of revenues for its core IP patent portfolios and, as a result, is missing the opportunity to realize hundreds of millions of dollars of additional revenue.”

We strongly believe that a significant opportunity exists to improve both revenue growth and profitability in the IP business.  Unfortunately, like DOC, the IP business has also suffered from recent executive departures.  On January 15, 2013, Tessera announced that Richard Chernicoff was departing the Company less than 18 months after he joined.  We question the Company’s decision to retain Mr. Chernicoff in a consulting capacity for twelve months following his departure at a cost of more than $400,000 to the Company.  Mr. Chenicoff was replaced by Bernard J. "Barney" Cassidy who was formerly general counsel and joined Tessera in 2008.  Apparently, Mr. Cassidy was overlooked for this position when they hired Mr. Chernicoff in 2011, yet the Board believes he is now prepared to lead this division.

Board Nominations and Required Actions

As we have described in this letter, we believe that there are opportunities to substantially improve the performance of Tessera based on actions within the control of management and the Board.  Unfortunately, we do not believe the Board is providing adequate oversight or holding management accountable for dismal performance.  To that end, on December 21, 2012, Starboard nominated a slate of directors for election to the Board at the 2013 Annual Meeting, now scheduled to be held on May 23, 2013.  Over the coming weeks and months, we will be providing more detail about our specific intentions and the backgrounds and qualifications of these nominees.  If elected, we would expect these nominees to focus on the following specific opportunities to unlock value for the benefit of all shareholders:

•
Significantly Reduce Expenses: Over the past several years, expenses have increased dramatically while revenues have declined.  As a result, consolidated operating income has declined by $154.5 million from 2009 to the last twelve months.  Focus areas for cost reductions should include corporate expenses ($46.7 million LTM), R&D expenses ($100.5 million LTM), and SG&A expenses ($50.0 million LTM).  While the Company has recently announced a plan to reduce expenses in DOC and corporate overhead, we believe these commitments are entirely reactionary to Starboard’s involvement and are not meaningful enough.

•
Implement Near-Term Performance Hurdles and Evaluate Alternative Strategies for DOC: DOC has missed almost every expectation ever set by management going back to 2005. Since that time, total losses and investments in DOC have amounted to at least $518.5 million or $9.93 per share and DOC is still not a viable business.  The Board must implement near-term performance hurdles and hold management accountable for meeting those commitments.  Concurrently, the Board must evaluate strategies to mitigate the mounting losses in DOC, which should include alternative structures or partnerships for this business.

•
Reduce Costs and Grow Revenue in the IP Business:  The Company’s IP segment currently generates estimated segment EBITDA margins of 34.4%, far below historical levels and current peer levels in excess of 70%.  Additionally, revenues in this business have declined by 28.5% since 2009.  Tessera must reduce costs in this business and focus on identifying and executing on incremental opportunities to drive additional revenue.

•
Return Significant Capital to Shareholders:  Tessera is highly overcapitalized, with cash of $442.6 million and no debt.  Although the Company must maintain a reasonable cash balance for the IP business, unless the Board is planning to use substantial additional cash to fund losses in DOC, the Company should be returning excess cash to shareholders through some combination of share repurchases and dividends.

As one of the largest shareholders of Tessera, we are extremely frustrated with the current performance and direction of the Company.  We have made significant efforts to communicate constructively with management and the Board in the past.  Every attempt to do so has been unfruitful.  In our discussions with CEO Bob Young, he has been unwilling to waiver in his commitment to the status quo.  Historically, every attempt to speak directly with the Board has been thwarted.  Only under the pressure of this pending election contest have we made any progress in communicating directly with the Board.  For two years now, the Company has played games with the corporate machinery, moving annual meeting dates and nomination deadlines.  Simply stated, it is time for a change at Tessera.  We are absolutely committed to making sure that the best interests of all shareholders are represented on the Board.

Best Regards,

/s/Peter A. Feld
Peter A. Feld Managing Member Starboard Value LP

About Starboard Value LP
Starboard Value LP is a New York-based investment adviser with a focused and differentiated fundamental approach to investing in publicly traded U.S. small cap companies. Starboard invests in deeply undervalued small cap companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Investor contacts:
Peter Feld, (212) 201-4878
Gavin Molinelli, (212) 201-4828
www.starboardvalue.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Starboard Value LP, together with the other participants named herein, intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission ("SEC") to be used to solicit votes for the election of its slate of director nominees at the 2013 annual meeting of stockholders of Tessera Technologies, Inc., a Delaware corporation.

STARBOARD STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR.

The participants in the proxy solicitation are Starboard Value and Opportunity Master Fund Ltd ("Starboard V&O Fund"), Starboard Value and Opportunity S LLC ("Starboard LLC"), Starboard Value LP, Starboard Value GP LLC ("Starboard Value GP"), Starboard Principal Co LP ("Principal Co"), Starboard Principal Co GP LLC ("Principal GP"), Jeffrey C. Smith, Mark R. Mitchell, Peter A. Feld, Tudor Brown, George Cwynar, Thomas Lacey, George Riedel and Donald Stout (collectively, the "Participants").

As of the date of this filing, Starboard V&O Fund owned directly 2,230,400 shares of common stock, $0.001 par value (the "Common Stock"), of the Company.  As of the date of this filing, Starboard LLC owned directly 495,741 shares of Common Stock.   Starboard Value LP, as the investment manager of Starboard V&O Fund and of a certain managed account (the "Starboard Value LP Account") and the Manager of Starboard LLC, may be deemed the beneficial owner of an aggregate of 3,500,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and including 773,859 shares of Common Stock held in the Starboard Value LP Account.  Each of Starboard Value GP, as the general partner of Starboard Value LP, Principal Co, as a member of Starboard Value GP, Principal GP, as the general partner of Principal Co and each of Messrs. Smith, Mitchell and Feld, as a member of Principal GP and as a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP, may be deemed the beneficial owner of the 3,500,000 shares of Common Stock held directly by Starboard V&O Fund and Starboard LLC and held in the Starboard Value LP Account.  As of the date of this filing, Mr. Brown directly owned 600 shares of Common Stock, Mr. Cwynar directly owned 580 shares of Common Stock, Mr. Lacey directly owned 500 shares of Common Stock, Mr. Riedel directly owned 400 shares of Common Stock and Mr. Stout directly owned 581,000 shares of Common Stock.